EXHIBIT 10

                           EMPLOYMENT AGREEMENT

          THIS IS AN EMPLOYMENT AGREEMENT (the "Agreement"), dated May 5, 1999, between American Water Works Company, Inc., a Delaware corporation (the "Company"), and Ellen C. Wolf (the "Employee").

          Intending to be legally bound, the parties agree as follows:

          1. Position. The Company engages the Employee, and the Employee agrees to serve, as the Company's Chief Financial Officer. The Employee will perform such duties as are customarily associated with that office, and as may be assigned to the Employee by the Company's President and Chief Executive Officer.

          2. Exclusive Services. The Employee will diligently devote her entire time, effort and attention to the affairs of the Company and to the successful development of its business. Without the Company's advance written consent, the Employee will not render business services to others or engage in any other activity that would materially interfere with the performance of the Employee's duties under this Agreement. Nevertheless, as long as the following activities do not interfere with the Employee's obligations to the Company, the Employee may: (a) serve as a director, officer or trustee of any trade association or of any civic, educational or charitable organization; (b) acquire securities of any entity solely as an investment so long as the Employee remains a passive investor in that entity and that entity does not, directly or indirectly, compete with the Company; and (c) with the prior consent of the Company's Board of Directors, serve as director of any corporation that does not, directly or indirectly, compete with the Company.

          3. Term of Employment. The Employee's employment pursuant to this Agreement shall begin on May 25, 1999 or such earlier time the Company and Employee may agree, (the "Commencement Date"). This Agreement, except for the Employee's rights under Section 5, and except for Sections 6, 7, 8, 9, 11 and 13, all of which will survive the termination of this Agreement, will end on the second anniversary of the Commencement Date, unless sooner terminated in accordance with the terms of this Agreement.

          4.  Compensation and Benefits.

              4.1.  Compensation.

                    (a) Base Salary. The Employee will be paid a base salary from the Commencement Date through the first anniversary of the Commencement Date at a rate of $300,000 per annum payable at the same time as other management employees of the Company receive their regular compensation. Thereafter, the rate of the Employee's base salary will be reviewed in accordance with the Company's regular executive management compensation review practices and may be increased, but not decreased, during the then remaining term of this Agreement.

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                    (b)  Signing Bonus.  In addition to the Employee's base
salary, the Company will pay the Employee on the first to occur of the Commencement Date or the 30th day following the date of this Agreement, $150,000 in cash in consideration of her entering into this Agreement.

                    (c) Incentive Plans. The Employee shall be entitled to participate in the Company's Annual Incentive Plan and in the Company's Long-Term Performance-Based Incentive Plan. The Employee's participation in and award under the Company's Annual Incentive Plan shall be prorated for the number of months between the Commencement Date and the end of the 1999 calendar year. The Employee's target payout under the Annual Incentive Plan is 20% of a $369,200 mid-point (or currently $73,840). The Employee's participation in the Company's Long-Term Performance-Based Incentive Plan will begin on the Commencement Date. The Employee's target payout under the Long-Term Performance-Based Incentive Plan cycle beginning January 1, 2000 is 30% of a $369,200 mid-point (or currently $110,760). The Employee's target payouts under the Long-Term Performance-Based Incentive Plan three-year cycles which are in effect on the Commencement Date will be 30% of the Plan mid-points that were in effect when each cycle began, and each actual payout will be prorated for the number of days of each Plan cycle during which the Employee is employed by the Company, starting on the Commencement Date. The actual amount awarded to the Employee under the Annual Incentive Plan and under the Company's Long-Term Performance-Based Incentive Plan, and redeterminations of mid-points under each plan, will be
determined in accordance with the terms of each plan.   All amendments of
the Annual Incentive Plan and the Long-Term Performance-Based Incentive Plan, including those, if any, that vary the percentages and midpoints specified in this Section 4.1, will apply to the Employee's participation in those plans.

              4.2. Employee Benefits. The Employee will be entitled to participate in the Company's employee benefit plans that are generally available to the Company's executive management. These include the Company's Pension Plan, Supplemental Retirement Plan, Supplemental Executive Retirement Plan (as soon as Company Board approval is obtained), group health coverage, periodic medical examination program, Employee Stock Ownership Plan and 401(k) plan. The Employee shall also be entitled to receive financial planning services and to use a Company-owned automobile in accordance with current Company policies governing those benefits.

              4.3. Reimbursement of Expenses. The Company will reimburse the Employee in accordance with the Company's expense reimbursement policy as in effect from time to time for expenses reasonably and properly incurred by her in performing her duties.

          5.  Termination.

              5.1. Termination for Cause. The Company may terminate the Employee's employment, and the Company's obligations under this Agreement, at any time for Cause (as defined below) by giving notice to the Employee. Such termination will be effective as of the date of that notice and the obligations of the Company under this Agreement shall terminate on that date other than the obligation to pay to the Employee annual base salary earned and accrued

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through the date of termination plus the amount of any compensation previously deferred by the Employee, to the extent theretofore unpaid (to the extent that such payment is consistent with the terms of any plan or arrangement relating to such deferral).

          In this Agreement, "Cause" means: (a) the Employee's conviction of a felony; or (b) the Employee's willful, insubordinate and continued failure to substantially perform her duties under this Agreement (other than due to physical or mental illness) after receiving at least 30 days' written notice of her specific failure to perform her duties; or (c) the Employee's willfully and knowingly taking any action that is materially injurious to the Company or any of its affiliated companies or any of their business reputations, or that brings them into disrepute; or (d) a good faith determination by the Company's Board of Directors that there is substantial evidence that the Employee has committed fraud, misappropriation or embezzlement against the Company; or (e) the Employee's conduct that results in a suit by a former employer against the Company or her that restrains her or the Company's performance under this Agreement; or (f) the Employee's breach of this Agreement.

          5.2. Termination Arising from Disability. The Company or the Employee may terminate her employment under this Agreement due to the Employee's Disability. If the Employee resigns or is terminated by the Company due to the Employee's Disability, the Employee shall be entitled to receive: (a) all base salary earned and accrued to the date of termination or resignation; (b) the amount of any compensation previously deferred by the Employee, to the extent theretofore unpaid (to the extent that such payment is consistent with the terms of any plan or arrangement relating to such deferral); and (c) any other benefits payable under the Company's then current disability policy, if any. However, all other obligations of the Company under this Agreement shall terminate as of the date of the Employee's termination or resignation.

          In this Agreement, "Disability" means any physical or mental impairment that substantially limits the Employee from performing the essential functions of her duties with or without reasonable accommodation under this Agreement and that (x) has continued for a period of 60 consecutive days, or for a period of 120 days whether or not consecutive, during any 360-day period; or (y) is expected to be highly likely to persist for 120 consecutive days or to continue for the foreseeable future. Any question as to the existence, extent, duration or potentiality of the Employee's Disability shall be made by a qualified, independent physician selected by the Company, whose determination shall be final and conclusive for all purposes of this Agreement.

          5.3.  Termination other than for Cause.

                (a) If the Company terminates the Employee's employment other than for Cause or Disability or if the Employee terminates her employment for "Good Reason" (as defined below), the Employee shall be entitled to receive (a) all base salary earned and accrued to the date of death, plus (b) any compensation previously deferred by the Employee to the extent then unpaid (to the extent that such payment is consistent with the terms of any plan or arrangement relating to such deferral), plus (c) an amount equal to two times her then current

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base salary if such termination occurs before the first anniversary of the
Commencement Date and one year's base salary if such termination occurs after the first anniversary of the Commencement Date, plus (d) an amount equal to the maximum percentage award to which the Employee is then entitled under the Company's Annual Incentive Plan and in the Company's Long-Term Performance-Based Incentive Plan (at the then current percentage of the then current midpoint under each plan), prorated for the period from the date each plan cycle began to the date of termination.

                (b) The amount provided for in clauses 5.3(c) and (d) above shall be payable in equal monthly installments over the twelve months following termination of the Employee's employment under this Section 5.3, but the Company's obligation to pay such amounts is conditioned on the Employee's continuing compliance with Sections 6, 7 and 11 of this Agreement, and the employee having delivered to the Company a full release from all liability arising out of such termination. The payments provided for in this Section 5.3 will be the Employee's sole and exclusive remedy for a termination arising under this Section.

                (c) As used in this Section 5.3, Good Reason shall mean any of the following: (i) the assignment to the Employee by the Company, without the Employee's express written approval, of duties inconsistent with the Employee's position, duties, responsibilities, titles, offices or status with the Company; (ii) a reduction by the Company, not consistent with the Company's general salary practice for Employees, in the Employee's base salary as in effect on the date of this Agreement or as the same is increased from time to time during the term of this Agreement; (iii) the Company's failure to review in accordance with the Company's general salary practice for executives the Employee's base salary; (iv) the Company's failure to continue in effect any benefit plan or arrangement in which the Employee is participating except for Company-wide modifications, or the taking of any action by the Company which would adversely affect the Employee's participation in and/or materially reduce the Employee's benefits under any such benefit plan or arrangement or which would deprive the Employee of any material fringe benefit enjoyed by the Employee, except for Company-wide modifications.

          5.4. Termination Arising from Death. In the event that the Employee dies, the Employee's estate shall be entitled to receive: (a) all base salary earned and accrued to the date of death plus any compensation previously deferred by the Employee, to the extent theretofore unpaid (to the extent that such payment is consistent with the terms of any plan or arrangement relating to such deferral); and (b) any other benefits then payable under the terms of any benefit provided to the Employee pursuant to
Section 4.2 "Employee Benefits", but all other obligations of the Company under this Agreement shall terminate as of the date of death.

          5.5. No Obligation to Mitigate Damages. The Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided to the Employee under this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer after the termination of her Employment under this Agreement.

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          6.  Confidential Information; Developments.  The Employee
acknowledges that her employment by the Company will, throughout the duration of this Agreement, bring her into close contact with many confidential affairs of the Company. These confidential affairs include (but are not limited to) information about markets, key personnel, operational methods, proprietary intellectual property, plans for future developments, and other information not readily available to the public. The Employee also further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of these factors, the Employee covenants and agrees that, both during and after the term of this
Agreement:

              (a) she will keep secret all confidential affairs of the Company known to her that are not otherwise in the public domain and will not use them for her personal benefit or publish or disclose them to anyone outside of the Company, wherever located, except with the Company's prior written consent; and

              (b) she will deliver promptly to the Company on termination of her employment by the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of the Company that she obtained while employed by, or otherwise serving or acting on behalf of, the Company and that she may then possess or have under her control; and

              (c) she will make full and prompt disclosure to the Company of all compilations, studies, inventions, improvements, discoveries, methods, developments, systems, software, and works of authorship, whether patentable or not, that are created, made, conceived or reduced to practice by the Employee or under her direction or jointly with others during her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments"); and

              (d) she agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications; and

              (e) she agrees to cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.

          7.  Restrictive Covenant.

              7.1. Covenant. During the term of this Agreement and for a period of one year after the termination of the Employee's employment under this Agreement, the Employee will not, directly or indirectly, without the prior written consent of the Company:

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              (a)  as an individual proprietor, partner, stockholder,
officer, employee, director, joint venturer, consultant, or in any other capacity whatsoever (other than as the holder of not more than five percent of the total outstanding stock of a publicly held company), engage, or be employed by, or permit her name to be used in connection with, any enterprise (whether governmental or privately or publicly owned) engaged in the business of treating, purifying or supplying water or in treating waste water (or providing services in connection with any of the foregoing) that has gross revenues exceeding $2.5 million within the United States; or

              (b) recruit any employee of the Company or solicit or induce, or attempt to solicit or induce, any employee of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company; or

              (c) solicit, divert or take away, or attempt to solicit, divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Employee while employed by the Company.

              7.2. Defamatory Statements. Following the termination of Employee's employment with the Company, regardless of the reason therefor, Employee shall not make any defamatory statements that would in any way be injurious or detrimental to the business, customer relations or image of the Company or of any officer, director or affiliate of the Company with which Employee was associated.

          8. Specific Remedy. The restrictions contained in Sections 6 and 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for that purpose. The Employee agrees that any breach or threatened breach of Sections 6 and 7 will cause the Company substantial and irreparable injury for which money damages will be inadequate. The Employee also agrees that the Company may advise any person who employs or considers employing, the Employee after the termination of this Agreement of the Employee's obligations under this Agreement.

          9. Independence, Severability and Non-Exclusivity. All of the rights and remedies enumerated in Section 8 are in addition to and not in lieu of any other rights and remedies available to the Company under law or in equity and shall survive termination of this Agreement. If any of the provisions of this Agreement are determined to be invalid or unenforceable, that will not affect the remainder of this Agreement, which will be given full effect without regard to the invalid portions. If any part of Section 6 or Section 7 is held to be unenforceable by a competent tribunal because of its duration, scope or the area covered thereby, the parties agree that the court making that determination will have the power to reduce the duration, scope or area (and those provisions will be deemed to be amended by the parties) to the extent necessary to make those provisions enforceable and such determination shall not bar or in any way affect the Company's right to relief in the court of any other jurisdiction as to failures to observe such provisions in such other jurisdiction (the provisions of Section 6 and Section 7 as they relate to each jurisdiction being, for this purpose, severable into independent provisions).

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         10.  Notices.  All notices under this Agreement shall be given in writing by personal delivery or by registered or certified mail addressed to the Company at its principal place of business and to the Employee at the Employee's residence address as then listed in the Company's records.

         11. Return of Company Property. On the termination of the Employee's employment under this Agreement at any time, the Employee will promptly return to the Company all of its property then in the Employee's possession.

         12. Other Agreements. The Employee represents that, except for her agreement with her prior employer (Bell Atlantic Corp. or one of its subsidiaries) to keep confidential and not to disclose non-public information acquired in the course of her prior employment, she is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of her employment with the Company. The Employee represents that she is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

         13.  General.

              13.1. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of New Jersey, without giving effect to conflicts of laws principles of that state that might refer such interpretations to the laws of a different state or jurisdiction. The Employee irrevocably submits to the jurisdiction of any state court of New Jersey having jurisdiction or any Federal court having jurisdiction in the city of Philadelphia, PA over any suit, action or proceeding arising out of or relating to this Agreement; the Employee hereby waives, to the fullest extent permitted by law, any objection that she may now or hereafter have to such jurisdiction or to the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.

              13.2. Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

              13.3. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

              13.4. No Other Representations. No representation, promise or inducement has been made by any party to this Agreement that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

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              13.5.  Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the Company and the Employee and their respective heirs, executors, personal representatives, successors and assigns.

              13.6. Amendments; Waivers. This Agreement may not be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may not be waived, except by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party to require performance of any provision of, or to exercise any right under, this Agreement shall not affect the right of that party at a later time to enforce that provision or exercise that right. No waiver of any term of this Agreement, whether by conduct or otherwise, will be deemed to be, or construed as, a further or continuing waiver of that or any other breach.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                              AMERICAN WATER WORKS COMPANY, INC.



                              By:  J. James Barr
                                   President and Chief Executive Officer




                                   Ellen C. Wolf

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                 SECOND AMENDMENT TO CONSULTING AGREEMENT


     This is the Second Amendment to the Consulting Agreement dated May 7, 1998 by and between Anthony P. Terracciano, an individual whose mailing address is 1123 3rd Avenue, Spring Lake, New Jersey 07762 ("Consultant") and American Water Works Company, Inc. (the "Company"), a Delaware corporation.

                                BACKGROUND

     Consultant and the Company entered into a consulting agreement dated May 7, 1998. Consultant has provided the consulting and advisory services requested to date by the Company. Consultant and the Company have agreed to extend the term of the consulting agreement.

     NOW, THEREFORE, intending to be legally bound hereby, the parties agree to amend Section 2 of the Agreement in its entirety as follows:

     2. Term. The term of this Agreement shall commence on May 7, 1998 and shall continue for a period of 24 months. The term of this Agreement may be extended thereafter by mutual agreement of Consultant and the Board.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment.

                                   AMERICAN WATER WORKS COMPANY, INC.


                                   By:   Marilyn Ware
                                         Chairman of the Board of Directors


                                   CONSULTANT:


                                   Anthony P. Terracciano


Dated:  May 6, 1999